UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2026

HEARTBEAM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-41060	47-4881450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2118 Walsh Avenue, Suite 210

Santa Clara, CA 95050

(Address of principal executive offices, including zip code)

(408) 899-4443

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BEAT	NASDAQ
Warrant	BEATW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Named Executive Officers

On June 15, 2026, the Compensation Committee of the Board of Directors (the “Board”) of HeartBeam, Inc. (the “Company”) approved certain compensatory arrangements for Branislav Vajdic, the Company’s President, Founder and Director, including a performance-based restricted stock unit (“PRSU”) award and a transaction bonus agreement (the “Transaction Bonus Agreement”), each as described below.

PRSU

On June 15, 2026, the Board approved a performance-based restricted stock unit award under the Company’s 2022 Equity Incentive Plan to Dr. Vajdic covering 2,800,000 restricted stock units. The performance-based restricted stock units are eligible to vest only if and to the extent that specified performance-based conditions and service-based conditions are satisfied, or the requirements for accelerated vesting are satisfied.

The performance-based conditions relate to specified operational, software, product-development and clinical study milestones during the period beginning on the grant date and ending on the earlier of the one-year anniversary of the grant date and the day before the effective date of the first Change in Control to occur after the grant date. The service-based conditions are satisfied as to one-third of the performance-based restricted stock units on each of the first three anniversaries of the grant date, subject to Dr. Vajdic’s continued service through the applicable date, provided that if a Change in Control occurs on or before the three-year anniversary of the grant date, then the service-based condition will be satisfied immediately prior to such Change in Control, subject to Dr. Vajdic’s continued service through such time.

The performance-based restricted stock unit award also provides for accelerated vesting upon a qualifying termination before the three-year anniversary of the grant date, to the extent applicable performance milestones were timely achieved before such qualifying termination and subject to Dr. Vajdic’s satisfaction of the applicable release condition.

The foregoing description of the performance-based restricted stock unit award does not purport to be complete and is qualified in its entirety by reference to the full text of the applicable award agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Transaction Bonus Agreement

Subject to Dr. Vajdic’s continued employment with the Company through immediately prior to a Qualifying Change in Control (as defined in the Transaction Bonus Agreement), the transaction bonus will be determined based on achievement of specified market capitalization and per-share price thresholds. If the minimum threshold is not achieved, no transaction bonus will be payable.

Any transaction bonus that becomes payable will generally be paid in the same form or forms and in the same proportions of consideration paid to the Company’s stockholders in the Qualifying Change in Control, except that the Board may determine to pay all or a portion of the transaction bonus in cash. Any amount payable at closing will be paid no later than 30 days after the closing, and any amount attributable to post-closing payments will be paid if and when such amounts are paid to the Company’s stockholders, subject to the terms of the Transaction Bonus Agreement.

The foregoing description of the Transaction Bonus Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Bonus Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

†	Certain identified information has been excluded from the exhibits marked with this symbol because it is both not material and is the type of information that the Registrant treats as private or confidential.

Exhibit Number	Description
10.1†	Performance-Based Restricted Stock Unit Award Agreement, dated June 15, 2026, by and between HeartBeam, Inc. and Branislav Vajdic
10.2†	Transaction Bonus Agreement, dated June 15, 2026, by and between HeartBeam, Inc. and Branislav Vajdic
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HeartBeam, Inc.

Date: June 22, 2026	By:	/s/ Timothy Cruickshank
	Name:	Timothy Cruickshank
	Title:	Chief Financial Officer

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